AMENDMENT


     This Amendment is executed between Guntekin Koksal ("Koksal") and Chaparral Resources, Inc. ("Chaparral") on April 14, 1997 in order to amend the Purchase Agreement dated January 12, 1996 related to the acquisition of 15% (fifteen percent) of the issued and outstanding capital stock of Central Asian Petroleum (Guernsey) Limited ("CAP(G)") owned by Koksal by Chaparral ("Purchase Agreement").

     WHEREAS,  Chaparral  failed to make  certain  payments in  accordance  with
Article 1c of the Purchase Agreement; and

     WHEREAS, the Parties desire to defer the payment date;

     NOW, THEREFORE, the Parties have agreed to amend the Purchase Agreement as follows:

     1. In accordance with the Purchase Agreement Chaparral shall purchase all of the Shareholder's right, title and interest in and to 75,000 shares of CAP(G) stock owned by Koksal in return for certain considerations.

     2. As of March 11, 1997 Chaparral owes Koksal US $543,750 (Five hundred forty three thousand seven hundred fifty US Dollars).

     3. The Parties agree to make the final deferment for the payment date of such amount mentioned in Clause 2 above, until the date Chaparral shall obtain the financing from any source including but not limited to financial institutions or shareholders, but not later than May 15, 1997.

     4. Koksal will be entitled to apply all remedies mentioned in the Purchase Agreement if Chaparral fails to make the payment mentioned in Clause 2 above before the date mentioned in Clause 3 above.

     5. All other provisions of the Purchase Agreement which are not changed in this Amendment will stay valid and binding the Parties.

     This Amendment is signed in duplicate copies on the date indicated above.



/s/                                             /s/
   ------------------------------                  -----------------------------
Guntekin Koksal                                 Chaparral Resources, Inc.


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